Exhibit 99.1

Windtree Announces Initiation of Financial Restructuring Program

●	Enters into $3.9 Million Loan Agreement with Lee’s Pharmaceutical (HK) Limited

●	Windtree and Lee’s will negotiate $10 million share purchase agreement for Lee’s to acquire a controlling interest in Windtree

●	Deerfield will then simultaneously agree to restructure and retire $25 million long-term debt

●	Transactions expected to strengthen Windtree’s capital structure

WARRINGTON, PA – August 18, 2017 – Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced that it has initiated a financial restructuring program intended to result in an improved capital structure, which will better enable the Company to raise the necessary additional capital to fund its AEROSURF® respiratory distress syndrome (RDS) program and further develop its pipeline of surfactant products utilizing its proprietary KL4 and aerosol device technologies. As the initial step in this program, the Company has entered into a loan agreement with Lee’s Pharmaceutical (HK) Limited (“Lee’s”), pursuant to which Lee’s has agreed to advance up to $3.9 million that will be funded at Lee’s discretion in three equal installments in August, September and October, 2017, to support AEROSURF® development activities and sustain the Windtree’s operations through October 31, 2017, while the parties negotiate a share purchase agreement for Lee’s to acquire a controlling interest in Windtree. The initial installment of the loan was received by the Company on August 15, 2017.

Under the share purchase agreement currently being negotiated, it is contemplated that Lee’s would purchase from Windtree $10 million of common stock and acquire a controlling interest of the outstanding shares of Windtree at a price per share based on the average 10-day volume-weighted average price per share (VWAP) through the closing date, plus a premium not to exceed fifteen percent (15%), but in no event greater than $0.25 per share. As partial consideration for the share purchase, any principal amount outstanding under the $3.9 million loan would be retired.

“After the release of AEROSURF phase 2b data in late June, we worked to secure the required funding to enable the continued advancement of the AEROSURF development program as we prepare for phase 3, and to bridge us to a potential strategic transaction. If successfully completed, an agreement with Lee’s achieves these objectives in a manner that we believe supports a broader restructuring and materially strengthens the Company for long term financial sustainment and a better ability to realize the full potential of AEROSURF and our KL4 surfactant and aerosol delivery platforms,” commented Craig Fraser, President and Chief Executive Officer. “We look forward to sharing our vision and plans for Windtree upon completion of these potential transactions.”

In partial consideration for the loan, Lee’s and Windtree also have entered into an amendment to the previously announced exclusive license and collaboration agreement for the development and commercialization of KL4 surfactant products in select Asian markets to reduce certain milestone and royalty payments and, in lieu of a future option, added Japan to the licensed territory.

In connection with the loan agreement, affiliates of Deerfield Management Company, L.P. (“Deerfield”), which hold a security interest in substantially all of the Company’s assets to secure a $25 million loan, entered into a subordination agreement with Lee’s and the Company generally granting Lee’s a first payment priority through October 31, 2017, other than with respect to regularly scheduled interest payments under the Deerfield loan, for up to $3.9 million principal amount plus related interest and expenses. In addition, to facilitate the share purchase, Deerfield has agreed to negotiate to restructure its loan, effective as of the closing of the share purchase. Under the loan restructuring as currently contemplated, in exchange for return and retirement of the Deerfield notes, Windtree will (i) pay to Deerfield $2.5 million in cash, and (ii) issue to Deerfield a number of dhares of common stock equal to two percent of Windtree’s common stock post-closing on a fully-diluted basis (to be defined in the loan restructuring agreement). In addition, Deerfield will be eligible to receive up to $15 million in future AEROSURF regulatory and commercial milestones beginning with the filing for marketing approval in the United States.

“While there is much work to do to finalize the share purchase by Lee’s and resulting retirement of the Deerfield debt, we are excited about the prospect of improving our capital structure and eliminating the financial overhang of long-term debt. We believe this will better position us to raise the additional capital necessary to fund continued development of AEROSURF and our future growth,” commented John Tattory, Senior Vice President and Chief Financial Officer.

Disclosure Notice

The Share Purchase and Loan Restructuring agreements are expected to include such customary representations, warranties, covenants and indemnities for certain losses and other terms as are acceptable to the parties. While the Company believes that it will be able to reach agreement with Lee’s and Deerfield and close the Share Purchase and Loan Restructuring agreements in a timely manner, there can be no assurance that it will be successful.

Readers are referred to, and encouraged to read in its entirety, the Company’s Current Report on Form 8-K to be filed with the SEC today which includes a detailed discussion regarding the transactions summarized above.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties include: the risk that, as a development company, with limited resources and no operating revenues, the Company’s ability to continue as a going concern in the near term is highly dependent upon the success of AEROSURF clinical trials and whether they are sufficient to support a strategic or financing transaction and enable initiation of phase 3 development; risks that Windtree will be unable to secure significant additional capital as and when needed, if at all, whether through debt or equity financings or other strategic transaction; risks related to having the Company’s common stock trade on the OTCQB® market; risks related to Windtree's AEROSURF development program and other aerosolized KL4 surfactant development programs in the future, which may involve time-consuming and expensive preclinical and clinical trials and which may be subject to potentially significant delays or regulatory holds, or fail; risks related to the development of aerosol delivery systems (ADS) and related components; risks related to technology transfers to contract manufacturers and problems or delays encountered by Windtree, contract manufacturers or suppliers in manufacturing drug products, drug substances, ADS on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including those of (i) the FDA or other regulatory authorities that may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Windtree's products and (ii) changes in the national or international political and regulatory environment, which may make it more difficult to gain regulatory approvals; and other risks and uncertainties described in Windtree's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com